EXHIBIT 99.1

FOR IMMEDIATE DISTRIBUTION

Contact:
URS Corporation	Citigate Sard Verbinnen
Kent P. Ainsworth	Hugh Burns/Jamie Tully
Executive Vice President	(212) 687-8080
& Chief Financial Officer
(415) 774-2700

URS CORPORATION RECEIVES REQUISITE CONSENTS IN
TENDER OFFER FOR OUTSTANDING 11 1/2% NOTES AND
ANNOUNCES PRICING FOR THE TENDER OFFER

     SAN FRANCISCO, CA – June 15, 2005 – URS Corporation (NYSE:URS) announced today that, in connection with the previously announced cash tender offer and consent solicitation for its outstanding 11 1/2% Senior Notes Due 2009 (the “Notes”), it had received the requisite consents from registered holders of the Notes to amend the indenture governing the Notes (the “Indenture”). The Company also announced today that it has determined the consideration to be paid for the Notes in the tender offer.

     As of 5:00 p.m., New York City time, on June 14, 2005 (the “Consent Date”), tenders and consents had been received with respect to approximately 97.8% of the outstanding principal amount of the Notes. As a result, the consent condition with respect to the tender offer has been satisfied. All other conditions with respect to the tender offer and consent solicitation have been satisfied or waived. The tender offer will expire at 5:00 pm, New York City time, on June 29, 2005, unless extended (the “Expiration Date”).

     The consideration for each $1,000 principal amount of Notes tendered will be $1,113.13, without regard to when the payment is made, plus a consent payment of $30.00 per $1,000 principal amount of Notes tendered on or prior to the Consent Date. In addition, holders who tender their Notes will receive accrued and unpaid interest, if any, on such Notes from and including the last interest payment date up to, but not including, the applicable payment date. Notes tendered after the Consent Date will not be entitled to receive the consent payment.

     The Company has accepted for purchase all Notes validly tendered and not withdrawn on or prior to the Consent Date and will pay for those Notes today, June 15, 2005. Other Notes tendered before the Expiration Date will be accepted for purchase promptly after the Expiration Date.

     The consideration payable for each Note is based upon a formula set forth in the Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”) and was determined by reference to a fixed spread (50 basis points) above the yield to maturity of the 2.5% U.S. Treasury Note due September 30, 2006 as of 10:00 a.m., New York City time, today. The yield of the reference security at such time was 3.649%, resulting in a total yield for purposes of the formula of 4.149%.

     The Company has executed a supplemental indenture to the Indenture with U.S. Bank National Association, as trustee, in order to effect the proposed amendments to the Indenture and the Notes, as described in the Offer to Purchase.

     The complete terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase, which was distributed to the holders of the Notes on June 1, 2005, copies of which may be obtained by contacting Georgeson Shareholder Communications Inc., the information agent, at the following numbers: (800) 223-2064 (toll free) or (212) 440-9915 (call collect). Credit Suisse First Boston LLC (“Credit Suisse”) is acting as dealer manager and solicitation agent for the tender offer and the consent solicitation. Questions regarding the tender offer and the consent solicitation may be directed to Credit Suisse at the following numbers: (800) 820-1653 (toll free) or (212) 440-8474 (call collect). The depositary for the tender offer is U.S. Bank National Association.

     This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of an offer to sell securities, with respect to any Note. The tender offer may only be made pursuant to the terms of the Offer to Purchase and the accompanying Consent and Letter of Transmittal (the “Letter of Transmittal”). Each holder of the Notes should read the Offer to Purchase and the Letter of Transmittal, as they contain important information. Copies of the Offer to Purchase, Letter of Transmittal and related documents may be obtained from the information agent.

About URS

     URS Corporation offers a comprehensive range of professional planning and design, systems engineering and technical assistance, program and construction management, and operations and maintenance services for transportation, commercial/industrial, facilities, environmental, water/wastewater, homeland security, installations and logistics, and defense systems. Headquartered in San Francisco, the Company operates in more than 20 countries with over 27,800 employees providing engineering and technical services to federal, state and local governmental agencies as well as private clients in the chemical, pharmaceutical, oil and gas, power, manufacturing, mining and forest products industries (www.urscorp.com).